THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to rule 424(b)(2)
                                                      Registration No. 333-93603



                   SUBJECT TO COMPLETION, DATED JULY 10, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated February 4, 2000)

                                  $75,000,000

                     [PROVIDENT FINANCIAL GROUP, INC. LOGO]

                              % SENIOR NOTES DUE 2032
--------------------------------------------------------------------------------

The Senior Notes due 2032 of Provident Financial Group, Inc. will mature
on          , 2032. Interest on the Notes is payable quarterly in arrears on
          ,           ,           , and           , beginning           , 2002.
We may redeem the Notes in whole or in part at our option at any time on or
after           , 2007, at 100% of the principal amount, plus accrued interest, as set forth under "Description of the Notes -- Redemption" in this prospectus supplement. The Notes are not subject to any sinking fund. The Notes will be issued in minimum denominations of $25 and whole multiples of $25.

We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. The Notes are expected to trade "flat." This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

                                                              PER NOTE    TOTAL
                                                              --------   --------
Public offering price (1)...................................       %     $
Underwriting discount.......................................       %     $
Proceeds, before expenses, to Provident (1).................       %     $

(1) The initial public offering price set forth above does not include accrued
    interest, if any. Interest on the Notes will accrue from          , 2002 and
    must be paid by the purchaser if the Notes are delivered after          ,
    2002.
--------------------------------------------------------------------------------

The Notes will be our senior unsecured obligations. They are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of Provident Financial Group, Inc. and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes, in book-entry form only, to
purchasers through The Depository Trust Company on or about          , 2002.

                                  Lead Manager
                                LEHMAN BROTHERS

                                  Co-Managers
A.G. EDWARDS & SONS, INC.                              MCDONALD INVESTMENTS INC.

                               Junior Co-Managers
PRUDENTIAL SECURITIES                                 STIFEL, NICOLAUS & COMPANY
                                                            INCORPORATED
            , 2002

                               TABLE OF CONTENTS


                   PROSPECTUS SUPPLEMENT
Provident Financial Group, Inc. ............................    S-4
Capitalization..............................................    S-4
Consolidated Ratio of Earnings to Fixed Charges.............    S-5
Use of Proceeds.............................................    S-5
Description of The Notes....................................    S-5
Book-Entry System...........................................    S-7
Certain United States Federal Income Tax Consequences.......    S-8
Underwriting................................................   S-12
Experts.....................................................   S-13
Legal Matters...............................................   S-13

                         PROSPECTUS
Prospectus Summary..........................................      3
Provident Financial Group, Inc. ............................      3
The Securities We May Offer.................................      3
The Trusts..................................................      4
The Securities the Trusts May Offer.........................      4
Where You Can Find More Information.........................      5
Forward-Looking Statements..................................      6
Use of Proceeds.............................................      6
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends......      7
Description of Common Stock.................................      7
Description of Preferred Stock..............................      7
Description of Depositary Shares............................      9
Description of Debt Securities..............................     12
Description of Warrants.....................................     19
Warrant Units...............................................     21
Stock Purchase Contracts and Stock Purchase Units...........     21
Description of the Trust Preferred Securities...............     22
Description of the Guarantees...............................     28
Description of Capital Securities...........................     31
Certain Tax Consequences....................................     32
Plan of Distribution........................................     32
ERISA Considerations........................................     34
Legal Matters...............................................     34
Experts.....................................................     34

                             ---------------------

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the prospectus. This prospectus supplement and the prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the prospectus and in the documents referred to in this prospectus supplement and the prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

                             ---------------------

     This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including:

     - sharp and/or rapid changes in interest rates;

     - significant changes in the anticipated economic scenario which could materially change anticipated credit quality trends;

     - the ability to generate loans and leases;

     - significant cost, delay in, or inability to execute strategic initiatives designed to grow revenues and/or manage expenses;

     - recent steps taken to resolve our credit issues, including strategic changes to improve our credit quality metrics, portfolio diversification and loan concentration, do not prove to be successful;

     - consummation of significant business combinations or divestitures; and

     - significant changes in accounting, tax, or regulatory practices or requirements and factors noted in connection with forward looking statements.

     In addition, borrowers could suffer unanticipated losses without regard to general economic conditions. The result of these and other factors could cause differences from expectations of the level of defaults and changes in the risk characteristics of the loan and lease portfolio and changes in the provision for loan and lease losses. Forward-looking statements speak only as of the date made. We undertake no obligations to update any forward-looking statements to reflect events occurring or circumstances arising after the date on which they are made.

                        PROVIDENT FINANCIAL GROUP, INC.

     Provident Financial Group, Inc. is a Cincinnati, Ohio-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida. We also provide commercial financing, equipment leasing and mortgage lending at a national level. At March 31, 2002, we had total assets of $15.4 billion, loans and leases of $10.2 billion, deposits of $8.9 billion and shareholders' equity of $923 million. Additionally, we service loans and leases for other entities, including $3.8 billion that are securitized or off-balance sheet managed assets. Our executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202. Our investors relations telephone number is (513) 345-7102 or (800) 851-9521.

                                 CAPITALIZATION

     During June and July, 2002, we sold a total of $165 million of equity units (which we call the "PRIDES") issued by us and our recently formed Real Estate Investment Trust (REIT), PFGI Capital Corporation. Our main subsidiary, The Provident Bank, owns 100 percent of the common equity of PFGI Capital Corporation.

     The following table sets forth our consolidated capitalization as of March 31, 2002, and should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement. The capitalization is presented:

     - on an actual basis;

     - on a pro forma basis for the issuance of the PRIDES; and

     - on a pro forma as adjusted basis for the issuance of the PRIDES and the issuance of the Notes.

                                                                    AS OF MARCH 31, 2002
                                                              --------------------------------
                                                                                    PRO FORMA
                                                              ACTUAL   PRO FORMA   AS ADJUSTED
                                                              ------   ---------   -----------
                                                                       (IN MILLIONS)
                                                                        (UNAUDITED)
Cash, short-term investments and investment securities
  available for sale........................................  $4,446    $4,606       $4,681
                                                              ======    ======       ======
Long-term debt and trust preferred securities...............  $3,332    $3,332       $3,407
Minority interest in a consolidated subsidiary..............      --       154          154
Stockholders' equity:
  Preferred stock, series D; 5,000,000 shares authorized;
     70,272 shares issued...................................       7         7            7
  Common stock, no par value; 110,000,000 shares authorized;
     49,257,004 shares issued...............................      15        15           15
  Capital surplus...........................................     323       323          323
  Retained earnings.........................................     663       663          663
  Accumulated other comprehensive loss......................     (85)      (85)         (85)
                                                              ------    ------       ------
     Total stockholders' equity.............................     923       923          923
                                                              ------    ------       ------
Total capitalization........................................  $4,255    $4,409       $4,484
                                                              ======    ======       ======

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges for each of the periods indicated are set forth below:

                                                 THREE MONTHS
                                                     ENDED
                                                   MARCH 31,         YEAR ENDED DECEMBER 31,
                                                 -------------   --------------------------------
                                                 2002    2001    2001   2000   1999   1998   1997
                                                 -----   -----   ----   ----   ----   ----   ----
EARNINGS TO FIXED CHARGES
     Excluding interest on deposits............  1.82    1.66    1.14   1.57   2.80   2.40   2.87
     Including interest on deposits............  1.36    1.24    1.06   1.20   1.59   1.49   1.51

     For purposes of computing the ratios of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest on deposits), capitalized interest and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense, capitalized interest and the interest factor included in rents.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the Notes for general corporate purposes, including working capital and funding future asset growth and strategic acquisitions as opportunities arise.

                            DESCRIPTION OF THE NOTES

     You should read the information in this section in conjunction with the statements under "Description of Debt Securities" beginning on page 12 of the accompanying prospectus. If this summary of the terms of the Notes differs in any way from the "Description of Debt Securities" in the prospectus, you should rely on this summary. This summary is not a complete description of all the terms and provisions of the Notes. For more information, we refer you to the indenture, which was filed as an exhibit to the registration statement to which this prospectus is a part.

GENERAL

     The Notes mature on          , 2032.  The initial aggregate principal
amount of the Notes is $75,000,000. J.P. Morgan Trust Company, National Association is the trustee with respect to the Notes.

     The Notes:

     - will be issued in U.S. dollars in denominations of $25 and integral multiples of $25;

     - will be issued pursuant to an indenture, referred to as the "senior indenture" in the accompanying prospectus, between Provident Financial Group, Inc. and J.P. Morgan Trust Company, National Association, as trustee, referred to as the "senior trustee" in the accompanying prospectus, and will represent a new and separate series of senior debt securities, as that term is used in the accompanying prospectus, under that indenture;

     - are redeemable before maturity, as set forth below under "-- Redemption";

     - are not subject to any sinking fund;

     - will be represented by one or more global certificates in fully registered form, and except in certain limited circumstances, will not be issued in individual certificated form (if the Notes are issued in individual certificated form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements);

     - are expected to be listed on the New York Stock Exchange;

     - represent unsecured debt;

     - will be repaid at par at maturity; and

     - will rank equally with our other unsecured and unsubordinated debt.

     Interest:

     - is payable at an annual rate of     %;

     - is payable quarterly in arrears on          ,           ,           and
                 of each year, beginning           , 2002, to the person in
       whose name each Note is registered at the close of business on the business day immediately before that interest payment date or, if the Notes are no longer in book-entry form, the fifteenth day, whether or not a business day, immediately before the relevant interest payment date occurs;

     - will be paid on the next succeeding business day if any interest payment date falls on a Saturday, Sunday or a day on which banking institutions in Cleveland, Ohio are authorized or obligated by law to close;

     - will be computed on the basis of twelve 30-day months and a 360-day year and will be calculated for any period on the basis of the actual number of days elapsed in that period and a year of 360-days; and

     - payments begin on           , 2002 and interest will begin to accrue from
                 , 2002.

     We may, without the consent of the holders of the Notes, issue additional securities having the same ranking and the same interest rate, maturity and other terms as the Notes except for the issue price and issue date.

REDEMPTION

     The Notes will be redeemable in whole or in part at our option at any time
on or after          , 2007 at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest on the Notes to the date of redemption. We will mail notice of any redemption at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. Unless we default in payment of the redemption price on and after the redemption date, interest will cease to accrue on the Notes, or portions thereof, called for redemption. You will not have the right to require us to repay the Notes prior to maturity.

TRADING CHARACTERISTICS

     We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as a payment of interest for United States federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See generally "Certain United States Federal Income Tax Consequences" below.

EVENTS OF DEFAULT

     Under the senior indenture the term "event of default" means any of the following:

     - We do not pay the principal on the Notes on its due date;

     - We do not pay interest on the Notes within 30 days of its due date;

     - We remain in breach of any covenant or warranty described in the indenture for 60 days after receiving a notice stating it is in breach;

     - An event of default occurs with respect to any of our indebtedness that results in the acceleration of indebtedness in excess of $10 million principal amount if such acceleration is not rescinded or such indebtedness is not discharged within ten days after a specified written notice to us; provided that if such event of default with respect to our indebtedness is remedied, cured or waived then the event of default under the senior indenture shall also be deemed remedied, cured or waived; and provided further that if such default results from an action of the United States government or a foreign government which prevents us from performing our obligations no event of default under the senior indenture will be deemed to have occurred;

     - The entry of a final judgment or judgments, decrees or orders (no appeal may be or is taken) by a court for the payment by us of an aggregate amount in excess of $10 million and such judgment, decree or order remains unstayed, in effect and unpaid for a period of 60 consecutive days and a specified written notice has been delivered to us; or

     - Certain events of bankruptcy, insolvency or reorganization of us.

     Each of the notices specified above must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding Notes.

DEFEASANCE

     The senior indenture provides that we, at our option, will be deemed to have satisfied and discharged our indebtedness in respect of the outstanding Notes (except for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) if we deposit with the trustee for the Notes, in trust, money or government obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and premium, if any and any interest on the Notes on the dates such payments are due. To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Notes to recognize gain or loss for United States income tax purposes and the holders would be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. Such opinion must be based upon a ruling of the Internal Revenue Service or a change in the applicable federal income tax law after the issuance of the Notes.

                               BOOK-ENTRY SYSTEM

     We expect that the Notes initially will be represented by a global security deposited with DTC and registered in the name of the nominee of DTC. Except as set forth below, the Notes will be available for purchase in registered book-entry form only. Book entry form means that unless and until certificated Notes are issued under the limited circumstances described below, no beneficial owner of a Note will be entitled to receive a definitive certificate representing a Note. So long as DTC or any successor depositary or its nominee is the registered holder of the global note, the depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the indenture.

     DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between participating organizations through electronic book-entry changes in accounts of its participating organizations, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations (including the underwriters). Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Beneficial owners of the Notes who are not participants or indirect participants and desire to purchase, sell or otherwise transfer ownership of, or other interest in, the Notes may do so only through participants and indirect participants.

     Payments with respect to the global note will be made by a paying agent appointed by us to DTC or any successor depositary, or its nominee. We expect that any such depositary, or its nominee, upon receipt of any payment of principal or of interest on the global note will credit the accounts of its participants with payments in amounts proportionate to such participants' ownership interest in the global note. Beneficial owners of the Notes, directly or indirectly, will receive distributions of principal and interest in proportion to their beneficial ownership through the participants. Consequently, any payments to beneficial owners of the Notes will be subject to the terms, conditions, and time of payment required by the depositary, the participants and indirect participants, as applicable.

     We expect that such payments will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants and indirect participants. Neither we, the trustee for the Notes, any paying agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the Notes and is required to receive and transmit distributions of principal and interest on the Notes. Participants and indirect participants with which beneficial owners of the Notes have accounts similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective beneficial owners of the Notes. Accordingly, although beneficial owners of the Notes will not possess certificated Notes, we expect that beneficial owners should receive payments and should be able to transfer their interests.

     Since it is anticipated that the only holder of the Notes will be the depositary or its nominee, beneficial owners of the Notes will not be recognized as holders of the Notes under the indenture unless certificated definitive Notes are issued. So long as the Notes are represented by the global note, beneficial owners of the Notes will only be permitted to exercise the rights of holders of the Notes indirectly through the participants who in turn will exercise such rights through the depositary.

     If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual Notes in definitive form in exchange for the global note representing the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes represented by the global note and, in such event, will issue individual Notes in definitive form in exchange for the global note representing the Notes.

     Settlement for the Notes will be made by the underwriters in immediately available funds. So long as a Note is represented by a global note, all payments of principal and interest will be made by us in immediately available funds.

     So long as a Note is represented by a global note, the Note will trade in DTC's same-day funds settlement system until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of notes as of the date hereof. Except where noted, this summary deals only with notes that are purchased in the initial offering at their initial issue price and held as capital assets.

     A "U.S. holder" means a person that is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     A "non-U.S. holder" means a person that is not a U.S. holder.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

     - a dealer in securities or currencies;

     - a financial institution;

     - a regulated investment company;

     - a real estate investment trust;

     - an insurance company;

     - a tax exempt organization;

     - a person holding the notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

     - a trader in securities that has elected the mark-to-market method of accounting for your securities;

     - a person liable for alternative minimum tax;

     - a United States person whose "functional currency" is not the U.S.
       dollar;

     - a United States expatriate;

     - a "controlled foreign corporation;"

     - a "passive foreign investment company;" or

     - a "foreign personal holding company."

     We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

     If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

     If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

CONSEQUENCES TO U.S. HOLDERS

 PAYMENTS OF INTEREST

     Interest on a Note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

 SALE, EXCHANGE AND RETIREMENT OF NOTES

     Your tax basis in a Note will, in general, be your cost for that note. Upon the sale, exchange, retirement or other disposition of a Note, you will recognize gain or loss equal to the difference between the amount you realize on the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that you did not previously include in income, which will be taxable as interest income) and the tax basis of the Note. For this purpose, any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as ordinary interest income and will not be treated as part of the amount you realize for purposes of determining gain or loss on the disposition of a Note. Gain or loss realized by you on the sale, exchange or retirement of a Note will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

CONSEQUENCES TO NON-U.S. HOLDERS

 UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax will not apply to any payment of principal or interest on a Note provided that:

     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code; and

     - either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

     Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

     The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a Note.

 UNITED STATES FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided certain certification and disclosure requirements discussed above in "United States Federal Withholding Tax" are complied with) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on a Note will be included in your earnings and profits.

     Any gain realized on the disposition of a Note generally will not be subject to United States federal income tax unless:

     - the gain is effectively connected with the conduct of a trade or business in the United States by you, or

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

 UNITED STATES FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you do not actively (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations and (2) interest on that Note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

 U.S. HOLDERS

     In general, information reporting requirements will apply to certain payments of interest and principal paid on Notes and to the proceeds of sale of a Note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

  NON-U.S. HOLDERS

     In general, we must report annually to the Internal Revenue Service and to you the amount of interest paid to you on a Note and the amount of tax, if any, that we withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

     You generally will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under "United States Federal Withholding Tax."

     Payment of the proceeds of a sale of a Note within the United States or conducted through United States-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate principal amount of Notes indicated in the following table.

                                                               PRINCIPAL AMOUNT
UNDERWRITERS                                                       OF NOTES
------------                                                   ----------------
Lehman Brothers Inc. .......................................     $
A.G. Edwards & Sons, Inc. ..................................
McDonald Investments Inc. ..................................
Prudential Securities Incorporated .........................
Stifel, Nicolaus & Company, Incorporated ...................
                                                                 -----------
  Total.....................................................     $75,000,000
                                                                 ===========

     The underwriting agreement provides that the underwriters' obligation to purchase the Notes are subject to certain conditions precedent. Under the terms and conditions of the underwriting agreement, if the underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement, and, in part, to certain securities dealers at such price less a
concession of      % per Note. The underwriters may allow, and such dealers may
reallow, a concession not in excess of      % per Note to certain brokers and
dealers. After all the Notes are released for sale to the public the underwriters may change the offering price and the other selling terms.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                                                               PAID BY PROVIDENT
                                                               -----------------
Per Note....................................................            %

     Prior to the offering, there has been no public market for the Notes. We intend to list the Notes on the New York Stock Exchange, and we expect trading in the Notes on the Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Notes, the underwriters will undertake to sell Notes to a minimum of 400 beneficial holders. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid. In addition, we cannot assure you that you will be able to sell the Notes at the price you originally paid for them.

     In connection with this offering, Lehman Brothers Inc. may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of Notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

     Lehman Brothers Inc. also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased Notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

     These activities by Lehman Brothers Inc. may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. The underwriters make no representation or prediction about any effect that these activities may have on the price of the Notes. If these activities are commenced, they may be discontinued by Lehman

Brothers Inc. at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     We expect to have an estimated $          of expenses in connection with
this offering.

     For a period of 30 days from the date of this prospectus supplement, we have agreed not to, directly or indirectly, offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any securities that are substantially similar to the Notes, or any securities that are convertible into, or exchangeable or exercisable for, any of the foregoing without the prior written consent of Lehman Brothers Inc.

     In the ordinary course of business, the underwriters and their affiliates may have in the past engaged and may in the future engage in various banking and financial services for and/or commercial transactions with us and our affiliates for which they may have received, and in the future expect that they will receive, customary fees and commissions.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the underwriters may be required to make.

                                    EXPERTS

     The consolidated financial statements of Provident Financial Group, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Notes, as well as certain other legal matters, will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely as to all matters of Ohio law upon the opinion of Keating, Muething & Klekamp, P.L.L., and Keating, Muething & Klekamp, P.L.L. will rely as to all matters of New York law upon the opinion of Simpson Thacher & Bartlett.

PROSPECTUS

                                  $500,000,000

                        PROVIDENT FINANCIAL GROUP, INC.
                                  MAY OFFER --

                            ------------------------

                                  COMMON STOCK
                             COMMON STOCK WARRANTS
                                PREFERRED STOCK
                            PREFERRED STOCK WARRANTS
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                 DEBT WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                 WARRANT UNITS

                                   THE TRUSTS

                                  MAY OFFER --

                           TRUST PREFERRED SECURITIES
                                 WARRANT UNITS

                            ------------------------

     We and, in the case of an offering of trust preferred securities, the applicable Trust, will provide the specific terms of these securities in supplements to this prospectus. We and the Trusts may also offer units consisting of combinations of these securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     We or the Trusts may use this prospectus to offer up to $500,000,000 of securities. Our common stock is traded on the NASDAQ National Market under the symbol "PFGI."

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                February 4, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Provident Financial Group, Inc..............................    3
The Securities We May Offer.................................    3
The Trusts..................................................    4
The Securities the Trusts May Offer.........................    4
Where You Can Find More Information.........................    5
Forward-Looking Statements..................................    6
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends......    7
Description of Common Stock.................................    7
Description of Preferred Stock..............................    7
Description of Depositary Shares............................    9
Description of Debt Securities..............................   12
Description of Warrants.....................................   19
Warrant Units...............................................   21
Stock Purchase Contracts and Stock Purchase Units...........   21
Description of the Trust Preferred Securities...............   22
Description of the Guarantees...............................   28
Description of Capital Securities...........................   31
Certain Tax Considerations..................................   32
Plan of Distribution........................................   32
ERISA Considerations........................................   34
Legal Matters...............................................   34
Experts.....................................................   34

                               PROSPECTUS SUMMARY

     This is a brief overview of key aspects about us and the Trusts and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information on us and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus, which explains the general terms of the securities that we and the Trusts may offer;

     - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

     - the documents referred to in the section of this prospectus entitled, "Where You Can Find More Information" on page 5 for information about Provident Financial Group, including our financial statements.

                        PROVIDENT FINANCIAL GROUP, INC.

     We are a Cincinnati-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida. At September 30, 1999, we had total assets of $8.991 billion, loans and leases of $5.894 billion, deposits of $6.330 billion and shareholders' equity of $741.8 million. We also service an additional $5.287 billion of loans and leases.

     We have expanded our franchise in recent years through internal growth and acquisitions. Business units that have been expanded to operate at a national level include Provident Capital Corp (a middle-market structured finance products division), Provident Commercial Group and Information Leasing Corporation (commercial leasing divisions) and Provident Consumer Financial Services (a mortgage loan division). We have also expanded by acquisitions of Florida Gulfcoast Bancorp, Inc. located in Sarasota, Florida and South Hillsborough Community Bank located in Hillsborough County, Florida.

     Effective December 3, 1999, we completed our acquisition of OHSL Financial Corp. and its subsidiary Oak Hills Savings & Loan Company, F.A. We expect to complete the acquisition of Fidelity Financial of Ohio, Inc. during the first quarter of 2000.

     We conduct our banking operations through The Provident Bank and Provident Bank of Florida.

     At September 30, 1999, we and our subsidiaries employed approximately 2,600 full-time-equivalent employees.

     Our principal executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202. Our Investors Relations telephone number is (513) 345-7102 or (800) 851-9521.

                          THE SECURITIES WE MAY OFFER

     We may use this prospectus to offer up to $500,000,000 of:

     - common stock;

     - common stock warrants;

     - preferred stock;

     - preferred stock warrants;

     - depositary shares;

     - debt securities;

     - debt warrants;

     - stock purchase contracts;

     - stock purchase units; and

     - units consisting of combinations of these securities, which may include trust preferred securities, that may be offered by the Trusts.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

                                   THE TRUSTS

     Each Trust is a statutory business trust formed under Delaware law pursuant to a separate Declaration of Trust (a "Declaration") executed by us, as sponsor for such Trust, and the trustees of such Trust and the filing of a Certificate of Trust with the Delaware Secretary of State.

     Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

     - issuing the trust preferred securities and trust common securities in exchange for a specific series of our subordinated debt securities; and

     - engaging in only those other activities necessary or incidental thereto.

     We will own all of the common securities of the Trusts. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities. However, if an event of default under the applicable Declaration occurs, the rights of the holders of the applicable trust common securities to payment of distributions upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

     We will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may dissolve earlier. Each Trust will be operated by the trustees. The holder of the trust common securities will be entitled to appoint or replace any of, or increase or reduce the number of, the Trustees of each Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such Trust. At least one of the trustees of each Trust will be a person who is an employee or officer of ours or who is affiliated with us (a "Regular Trustee"). One trustee of each Trust will be a financial institution that is not affiliated with us and which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939 pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or an individual resident of, Delaware.

     As borrower under the indenture, we will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the property trustee will be The Chase Manhattan Bank, and the Delaware trustee will be Chase Manhattan Bank Delaware. The executive officer of each Trust is c/o Provident Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202, Attention: General Counsel, and its telephone number is (513) 579-2861.

                      THE SECURITIES THE TRUSTS MAY OFFER

     Each Trust may use this prospectus to offer up to $500,000,000 of trust preferred securities. Each Trust may also offer units consisting of trust preferred securities and securities that we will issue.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of the trust preferred securities and units consisting of trust preferred securities and securities that we issue.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede, as relevant, information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date we stop offering securities pursuant to this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     - Current Reports on Form 8-K dated January 28, 1999, June 23, 1999 and November 24, 1999; and

     - The description of our common stock contained in SEC Registration Statement No. 333-32423.

     You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address:
                        Provident Financial Group, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                           Attn: Mark E. Magee, Esq.
                                 (513) 579-2000
                            ------------------------

     This prospectus does not contain or incorporate by reference any separate financial statements of the Trusts. We do not consider such financial statements material to holders of trust preferred securities because:

     - all of the voting securities of each Trust will be owned, directly or indirectly, by us, a reporting company under the Exchange Act;

     - no Trust has independent operations but rather each exists only to issue securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities; and

     - the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by us to the extent set forth in this prospectus.

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for certain forward-looking statements. Forward-looking statements include those preceded by, followed by or that otherwise include the statements "should", "believe", "expect", "anticipate", "intend", "may", "will", "continue", "estimate" and other expressions that indicate future events and trends. Although we believe that in making such statements their expectations are based on reasonable assumptions, such statements may be influenced by risks and uncertainties which could cause actual results and trends to be materially different from historical results or those anticipated depending on a variety of factors. These factors include, without limitation:

     - competitive pressures among depository and other financial services companies may increase significantly;

     - costs or difficulties related to the integration of the businesses that we acquire may be greater than expected;

     - changes in the interest rate environment may reduce our interest margins, cause an increase in the prepayment rate on mortgages we hold and securitized and other loans or reduce the demand for new loans;

     - general economic or business conditions, either internationally or nationally or in the states in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

     - legislation or regulatory requirements or changes may adversely affect the businesses in which we are engaged;

     - technology-related changes may be harder to make or more expensive than expected; and

     - changes in the securities markets.

     You should understand that these factors, in addition to those discussed elsewhere in this document and in documents which have been incorporated by reference, could affect our future results and could cause those results to be materially different from those expressed in their forward-looking statements. We do not undertake any obligation to update any forward looking statements to reflect events or circumstances arising after the date of this document.

                                USE OF PROCEEDS

     Each Trust will issue the preferred securities and common securities in exchange for our junior subordinated debentures.

     Except as otherwise described in any prospectus supplement, we will use the net proceeds from the sale of securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions and providing advances to or investments in our subsidiary banks. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES
                AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Our consolidated ratios of earnings to fixed charges and consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated are set forth below:

                                     NINE MONTHS
                                        ENDED                        YEAR ENDED
                                    SEPTEMBER 30,                   DECEMBER 31,
                                    --------------    -----------------------------------------
                                    1999     1998     1998     1997     1996     1995     1994
                                    -----    -----    -----    -----    -----    -----    -----
Earnings to Fixed Charges:
     Excluding interest on
       deposits...................  2.80x    2.55x    2.40x    2.87x    2.33x    2.55x    3.13x
     Including interest on
       deposits...................  1.62x    1.56x    1.49x    1.51x    1.42x    1.41x    1.53x
Earnings to Combined Fixed Charges
  and Preferred Stock Dividend
  Requirements:
     Excluding interest on
       deposits...................  2.77x    2.52x    2.38x    2.84x    2.31x    2.42x    2.82x
     Including interest on
       deposits...................  1.62x    1.56x    1.48x    1.50x    1.42x    1.39x    1.49x

     For purposes of computing the ratios of both earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest on deposits), capitalized interest and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense, capitalized interest and the interest factor included in rents. Combined fixed charges and preferred stock dividend requirements, excluding interest on deposits, represent interest expense (except interest paid on deposits), capitalized interest, an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements and the interest factor included in rents. Combined fixed charges and preferred stock dividend requirements, including interest on deposits, represent all interest expense, capitalized interest, an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements and the interest factor included in rents.

                          DESCRIPTION OF COMMON STOCK

     We may issue, either separately or in units together with other securities, shares of common stock. We are authorized to issue up to 110,000,000 shares of common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities. See the section of this prospectus entitled, "Description of Capital Securities" on page 31.

                         DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock that we offer which we will describe in more detail in any prospectus supplement relating to such series. You should also read the more detailed provisions of our articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

GENERAL

     Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to specify the following terms for each series:

     - the number of shares;

     - the designation, powers, preferences and rights of the shares; and

     - the qualifications, limitations or restrictions, except as otherwise stated in the articles of incorporation.

     Before issuing any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation.

     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock that we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

RANK

     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

     Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to in the section of this prospectus entitled, "Description of Depositary Shares" on page 9, on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

     We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

     - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

     - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

     Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of ours ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

     - all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

     - the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

CONVERSION AND EXCHANGE

     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

REDEMPTION

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

     Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

     Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of shares of preferred stock will have no voting rights, except:

     - as otherwise stated in the prospectus supplement;

     - as otherwise stated in the resolutions establishing such series; or

     - as required by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in a prospectus supplement. This summary is qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

GENERAL

     We may, at our option, offer fractional rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, which will represent a fraction of a share of a particular series of preferred stock.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that we select that has its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF PREFERRED STOCK

     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

VOTING DEPOSITED PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

     We will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will not vote shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

     - all outstanding depositary shares have been redeemed; or

     - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so. We may at any time remove the preferred stock depositary effective upon the appointment of a successor depositary and its acceptance of such appointment. Any successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward all reports and communications from us which are delivered to it and which we are required to furnish to the holders of the deposited preferred stock.

     Neither we nor the preferred stock depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of enumerated duties. Neither us nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by documents called "indentures." The indenture is a contract between us and the trustee named in the applicable prospectus supplement which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 13 under "Remedies If An Event of Default Occurs". Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

     The debt securities will be secured or unsecured obligations of ours and may include:

     - senior debt securities, to be issued under the senior indenture;

     - subordinated debt securities, to be issued under the subordinated indenture; and

     - junior subordinated debt securities, to be issued under the junior subordinated indenture.

If issued, the junior subordinated debt securities will be issued to a Trust in exchange for trust preferred securities and common securities. When we refer to the indenture, we mean the senior indenture, the subordinated indenture and the junior subordinated indenture collectively, unless we indicate otherwise. When we refer to the trustee we mean the senior trustee, the subordinated trustee and the junior subordinated trustee collectively, unless we indicate otherwise.

     This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are secured or unsecured, are senior debt securities, subordinated debt securities or junior subordinated debt securities. The supplement also will describe the interest and other terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the senior, subordinated or junior subordinated indenture or the debt securities, and is qualified in its entirety by reference to all the provisions of the applicable indenture and the debt securities. The forms of the senior indenture, subordinated indenture and junior subordinated indenture and the forms of the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See the section of this prospectus entitled "Where You Can Find More Information" on page 5 for information on how to obtain a copy.

     The prospectus supplement relating to your debt securities will describe the following specific financial, legal and other terms particular to your debt securities:

     - the title of your debt securities;

     - any limit on the aggregate principal amount of your debt securities;

     - the date or dates on which your debt securities will mature;

     - the annual rate or rates (which may be fixed or variable) at which your debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

     - the dates on which interest on your debt securities will be payable and the regular record dates for those interest payment dates;

     - any mandatory or optional sinking funds or analogous provisions or provisions for redemption at your option;

     - the date, if any, after which and the price or prices at which your debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

     - if other than denominations of $1,000 and any integral multiple thereof, the denomination in which your debt securities will be issuable;

     - if other than the principal amount thereof, the portion of the principal amount of your debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

     - any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on your debt securities;

     - whether the debt securities are secured or unsecured or are senior, subordinated or junior subordinated debt securities;

     - provisions, if any, under which the debt securities may be converted into our common stock or preferred stock;

     - the subordination provisions applicable to the subordinated debt securities or junior subordinated debt securities; and

     - any other material terms of your debt securities.

     The prospectus supplement relating to your debt securities will be attached to the front of this prospectus.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law.

EVENTS OF DEFAULT

  General

     You will have special rights if an "event of default" occurs and is not cured, as described later in this subsection. Under the indentures, the term "event of default" means any of the following:

     - We do not pay the principal or any premium on a debt security on its due date;

     - We do not pay interest on a debt security within 30 days of its due date subject to rights of deferral of interest on junior subordinated debentures as provided in the junior subordinated indenture;

     - We remain in breach of any restrictive covenant or warranty in any material respect described in the indenture for 60 days, in the case of senior debt securities and subordinated debt securities, or 90 days, in the case of junior subordinated debt securities, after receiving a notice stating it is in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities of the affected series; or

     - Certain events of bankruptcy, insolvency or reorganization of us.

  Remedies if an Event of Default Occurs

     If an event of default (with the exception of an event of default involving our bankruptcy, insolvency or reorganization) has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a "declaration of acceleration of maturity."

     Except in cases of default, where a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

     In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - You must give the trustee written notice that an event of default has occurred and remains uncured;

     - The direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

     - The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

     - The trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

MODIFICATION

     There are three types of changes we can make to the indentures and the debt securities.

  Changes Requiring Your Approval

     The following are changes that cannot be made to your debt securities without your specific approval:

     - except with respect to deferrals of interest of junior subordinated debentures as provided in the junior subordinated indenture, change the payment due date of the principal or interest on a debt security;

     - reduce any amounts due on a debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

     - change the place of payment on a debt security;

     - impair your right to sue for payment;

     - reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

     - reduce the percentage of direct holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

     - change or modification to the subordination or conversion provisions (if any) of the debt securities in any manner adverse to the holders; and

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture.

  Changes Requiring a Majority Vote

     Some changes to the indentures and the debt securities require a vote in favor by holders owning a majority of the principal amount of the particular series affected. The same majority vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

  Changes Not Requiring Approval

     The third type of change does not require any vote by direct holders of debt securities. This type is limited to clarifications and similar changes that would not adversely affect holders of the debt securities and additions to covenants and events of default for the benefit of the holders of the debt securities.

SUBORDINATION

     Our obligations under the subordinated debentures or junior subordinated debentures, as applicable, will be subordinate, to the extent set forth in the applicable indenture, to all our existing and future senior debt. In addition, the subordinated debentures and junior subordinated debentures will be effectively subordinated to all existing and future obligations of our subsidiaries. In addition, our obligations under the guarantees are subordinated to the same extent as the junior subordinated securities. This means we cannot make any payments on the junior subordinated debentures or the guarantees if we are in default on any of our senior debt.

     Also, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior obligations in full before any payments may be made on the subordinated debentures and junior subordinated debentures or the guarantees. The indentures, the guarantees and the declarations of trust do not limit our ability to incur additional senior debt. For more information, see below under the caption "Description of the Guarantees -- Ranking" on page 30 of this prospectus.

     As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, our cash flow and consequent ability to service our debt, including the subordinated debentures and junior subordinated debentures, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the subordinated debentures and junior subordinated debentures or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends by our subsidiaries is contingent upon their earnings and is subject to various business considerations in addition to the requirements of federal and state bank and other regulators and contractual restrictions.

     In addition, since the subordinated debentures and junior subordinated debentures will be obligations of a holding company, the ability of holders of the subordinated debentures and junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another company, or to buy or lease substantially all of the assets of another entity. However, we may not take any of these actions unless the following conditions, among others, are met:

     - where we consolidate or merge out of existence or sell or lease substantially all our assets, the resulting entity must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities; and

     - there would be no event of default under the indenture immediately after giving effect to the transactions; and

     - in the case of junior subordinated debt securities of a series held by a Trust, the consolidation, merger, conveyance, transfer or lease is permitted under the relevant declaration of trust and the guarantee and does not give rise to and any breach or violation of these documents.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities will be issuable in definitive, registered form or in temporary or permanent global form.

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange".

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered direct holders is called the "security registrar". It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

TEMPORARY GLOBAL SECURITIES

     If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.

PERMANENT GLOBAL SECURITIES

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "regular record date" and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

     In the past, we have chosen to pay interest by mailing checks. We may also choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee or by wire transfer. You must make arrangements to have your payments picked up at or wired from the trust office.

     We may also arrange for additional payment offices, and may cancel or change these offices, including its use of the trustee's corporate trust office. These offices are called "paying agents." We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

INFORMATION CONCERNING THE TRUSTEES

     The trustee serves as trustee under indentures for other debt of ours. The trustee may, from time to time, make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

PROVISIONS APPLICABLE TO JUNIOR SUBORDINATED DEBT SECURITIES

     The following provisions apply only to the junior subordinated debt securities:

  Events of Default

     If upon, an event of default of the junior subordinated debentures, the indenture trustee or holders of at least 25% of the total principal amount of the outstanding junior subordinated debt securities fail to declare the payment of all amounts on these securities to be due and payable immediately, then the holders of at least 25% in total liquidation amount of the preferred securities then outstanding will have the right to declare these amounts due and payable immediately.

  Rescission of Acceleration

     At any time after a declaration of acceleration, as described in the preceding paragraph and in "-- Events of Default -- Remedies if an Event of Default Occurs", has been made and before a judgment or decree for payment of the money due has been obtained by the indenture trustee, then the holder of a majority in total principal amount of the outstanding junior subordinated debt securities may rescind the declaration of acceleration if both of the following events have occurred:

     - we have paid or deposited with the indenture trustee amounts sufficient to pay the sum of:

        (1) all overdue interest;

        (2) the principal that has become due, other than by acceleration, and interest on it at the rate borne by the junior subordinated debt securities;

        (3) interest on overdue interest at the rate borne by the junior subordinated debt securities to, the extent that the rate of interest is lawful; and

        (4) all amounts paid or advanced by the indenture trustee and its and its counsel's reasonable fees and expenses; and

     - all events of default regarding that series of junior subordinated debt securities have been cured or waived as described below under the caption "-- Waivers".

     If the holders of the junior subordinated debt securities fail to rescind the declaration of acceleration, then the holders of a majority in total liquidation amount of the preferred securities will have that right.

  Waivers

     In certain cases, the holders of a majority in principal amount of the outstanding series of junior subordinated debt securities may, on behalf of the holders of all junior subordinated debt securities of that series, and the holders of a majority in total liquidation amount of the preferred securities issued by a Trust may, on behalf of all holders of the preferred securities issued by such Trust, waive any past default or event of default regarding that series or compliance within certain provisions of the indenture. The following defaults may not, however, be waived:

     - default in the payment of the principal of and premium or interest on any of that series which has not been cured until that time; or

     - a default regarding a covenant or provision of the indenture which cannot be modified or amended,

without the consent of the holder of each outstanding junior subordinated debt security of the series affected.

     Notwithstanding the rights of the holders of the junior subordinated debt securities to waive certain events of default, covenants and other provisions as described above, the holders of at least a majority of the total liquidation amount of the outstanding preferred securities will be required to waive any event of default or compliance with any covenant under the indenture.

     Any such waiver will cure such default or event of default. If, under the amended declaration of the Trust, an event of default has occurred and is attributable to our failure to pay principal, premium, if any, or interest on, such junior subordinated debt securities, then each holder of the trust preferred securities of the Trust may sue us or seek other remedies, to force payment to such holder of the principal of, premium, if any, or interest on, such junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by such holder.

  Modification of Junior Subordinated Indenture

     Under the junior subordinated indenture, we and the indenture trustee may change some rights of holders of a series of junior subordinated debt securities with the written consent of the holders of a majority in principal amount of the series of junior subordinated debt securities that are affected; provided that no such modifications may be made that adversely affect the holders of the preferred securities of a Trust in any material respect without the prior consent of the holders of at least a majority of the aggregate liquidation amount of such preferred securities then outstanding. Any such change will be subject to the limitations described above under "Modification" on page 14 applicable to the other debt securities. If the property trustee of the Trust, as a holder of junior subordinated debt securities, is required to consent to any amendment, modification or termination of the junior subordinated indenture, the property trustee will request directions from the holders of the trust securities of the Trust.

  Amendments Without Consent of Holders of Preferred Securities

     Without the consent of each of the holders preferred securities, no amendment may be made to the indenture that adversely affects the rights of these holders to directly institute a proceeding against us for the enforcement of the payment of interest of or principal on the junior subordinated debt securities in the amount of such holders' total liquidation amount of preferred securities.

  Agreement by Purchasers of Certain Tax Treatment

     Each junior subordinated debt security will provide that we and, by acceptance of the junior subordinated debt security, or a beneficial interest therein, the other holders of that junior subordinated debt security intend that the security constitutes debt and agrees to treat it as debt for United States federal, local and state tax purposes.

  Satisfaction and Discharge

     At our request, the indenture will terminate as to the junior subordinated debt securities of any series (except as to any surviving rights of registration of transfer or exchange of junior subordinated debt securities) when either:

     - all the junior subordinated debt securities of that series have been delivered to the indenture trustee for cancellation; or

     - all the junior subordinated debt securities of that series have become due and payable, will become due and payable at their maturity within one year or are to be called for redemption within one year and we have deposited with the indenture trustee funds sufficient to make all remaining interest and principal payments on the junior subordinated debt securities of that series.

  Information Regarding the Indenture Trustee

     The indenture trustee, other than during the occurrence and continuance of a default by us under the indenture, undertakes to perform only such duties as are specifically set forth in the indenture. After a default under the indenture, which has not been cured or waived, that is actually known to a responsible officer of the indenture trustee, the indenture trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers vested in it by an indenture at the request of any holder of junior subordinated debt securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by such action.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock, debt securities or trust preferred securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate agreement to be entered into between us and a bank or trust corporation, as warrant agent as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, are or will be filed as exhibits to or incorporated by reference in the registration statement. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.

GENERAL

     If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:

     - the offering price;

     - the currencies in which the price for such warrants may be payable;

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of such warrants;

     - the designation and terms of any series of debt securities, preferred stock or trust preferred securities with which the warrants are being offered and the number of warrants being offered with each such share of common stock or preferred stock, debt security or trust preferred securities;

     - if applicable, the date on and after which such warrants and the related common stock, series of debt securities, preferred stock or trust preferred securities will be transferable separately;

     - the principal amount and series of debt securities purchasable upon exercise of each such warrant and the price at which and currencies in which such principal amount of debt securities of such series may be purchased upon such exercise;

     - the dates on which the right to exercise such warrants shall commence and expire;

     - whether the warrants will be issued in registered or bearer form;

     - if applicable, a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     - the offering price;

     - the number of shares purchasable upon exercise of such warrants and, in the case of warrants for preferred stock, the designation, number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     - if applicable, the designation and terms of the series of common stock, debt securities, preferred stock or trust preferred securities with which such warrants are being offered and the number of such warrants being offered with each share of common stock or preferred stock, debt security or trust preferred securities;

     - if applicable, the date on and after which such warrants and the related common stock or preferred stock series of debt securities or trust preferred securities will be transferable separately;

     - the number of shares of common stock or preferred stock purchasable upon exercise of each such warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

     - the dates on which the right to exercise such warrants shall commence and expire;

     - any applicable anti-dilution provisions;

     - any applicable redemption or call provisions;

     - any United States federal income tax consequences; and

     - any other terms of such warrants.

     Warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Before the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities, shares of common stock or preferred stock or trust preferred securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by us, unexercised warrants will become void.

     Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENTS

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

                                 WARRANT UNITS

     We may issue warrants as a part of a warrant unit consisting of warrants and another security described in this prospectus, including a trust preferred security. The terms of a series of warrant units may be described in a unit agreement between us (and the Trust if the warrant unit includes trust preferred securities) and a bank or trust corporation, as unit agent. The applicable prospectus supplement will describe the specific terms of any warrant units.

               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our common stock, preferred stock or fractions thereof or a debt security or a debt obligation of ours or a third party, including a U.S. Treasury security. Our common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The following description of the terms and provisions of trust preferred securities summarizes certain general terms that will apply to each series of trust preferred securities. This description is not complete, and we refer you to the certificate of trust and the declaration of trust for each Trust and the form of the amended and restated declaration of trust, copies of which we filed as exhibits to the registration statement of which this prospectus is a part.

DECLARATION OF TRUSTS

     When a Trust issues a series of preferred securities, the declaration of trust relating to that Trust will contain, and the prospectus supplement relating to that series will summarize, the terms and other provisions relating to that series of preferred securities. Each Trust will issue only one series of preferred securities.

     The declaration of trust of each Trust will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, The Chase Manhattan Bank will act as property trustee under each relevant declaration of trust.

     Each series of preferred securities will represent undivided beneficial ownership interests in the assets of the applicable Trust. The holders of the preferred securities will be entitled to a preference in certain circumstances regarding distributions from the applicable Trust and amounts payable on redemption or liquidation over the corresponding series of common securities.

SPECIFIC TERMS OF EACH SERIES

     Each time that a Trust issues a series of preferred securities, the prospectus supplement relating to that new series will summarize the particular amount, price and other terms and provisions of these preferred securities. These terms may include the following:

     - the distinctive designation of the preferred securities;

     - the number of preferred securities issued by the applicable Trust and the liquidation value of each such preferred security;

     - the annual distribution rate (or method of determining such rate) for preferred securities issued by the applicable Trust and the date or dates upon which such distributions will be payable;

     - whether distributions on preferred securities issued by the applicable Trust may be deferred and, if so, what the maximum number of distributions that may be deferred and the terms and conditions of such deferrals will be;

     - the amount or amounts which will be paid out of the assets of the applicable Trust to the holders of preferred securities of the Trust upon voluntary or involuntary dissolution, winding up or termination of the applicable Trust;

     - any obligation of the applicable Trust to purchase or redeem preferred securities issued by the applicable Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the applicable Trust will be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - any voting rights of preferred securities issued by the applicable Trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the relevant declaration of trust; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the applicable Trust, consistent with the declaration of the trust and with applicable law.

     All preferred securities that a Trust offers will be guaranteed by us to the extent set forth in the section of this prospectus entitled "Description of the Guarantees" on page 28. The applicable prospectus supplement will also describe the United States federal income tax considerations applicable to each offering of preferred securities.

ISSUANCE OF COMMON SECURITIES

     In connection with the issuance of preferred securities, each Trust will issue common securities to us. Except as described below under the caption
" -- Subordination" in this prospectus, the terms of the common securities issued by the applicable Trust will be substantially identical to the terms of the preferred securities. These terms will be defined in the relevant declaration of trust and will be summarized in the applicable prospectus supplement. These terms will specify the following:

     - the annual distribution rate (or method of determining that rate) and the date or dates upon which the distributions will be payable;

     - the rights of the applicable Trust to redeem the common securities and related provisions;

     - the voting rights of holders of the common securities;

     - any liquidation rights or similar restrictions;

     - and other specific terms of the common securities (not inconsistent with the relevant declaration of trust).

  Subordination

     The common securities will rank on a par with, and payments will be made on them on a proportionate basis with, the preferred securities issued by the applicable Trust, except that upon a "trust enforcement event", the rights of the holders of the common securities to payments of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities.

  Holder of Common Securities

     Except in some limited circumstances, the holder of the common securities of the applicable Trust will have sole power to appoint, remove or replace any of the trustees of the applicable Trust. We will, directly or indirectly, own all of the common securities of the applicable Trust.

TRUST ENFORCEMENT EVENTS

     An event of default under the indenture that has occurred and is continuing constitutes a trust enforcement event under the relevant declaration of trust.

  Remedies of Holders of Preferred Securities and The Property Trustee

     If a trust enforcement event occurs, holders of preferred securities of the applicable Trust would rely on the enforcement by the property trustee of its rights as a holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the preferred securities of the applicable Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the relevant declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debentures.

     Upon the occurrence of a trust enforcement event, the property trustee, as the holder of the junior subordinated debentures, will have the right under the indenture to declare the principal of and premium, if any, and interest on the junior subordinated debentures held by the applicable Trust to be immediately due and payable.

     If the property trustee fails to enforce its rights regarding the junior subordinated debentures held by the applicable Trust, any holder of preferred securities may, to the extent permitted by applicable law, institute a legal proceeding directly against us to enforce the property trustee's rights under these junior subordinated debentures without first instituting any legal proceeding against the property trustee or any other person or entity. In addition, if a trust enforcement event occurs and such event is attributable to our failure to make any required payments on the junior subordinated debentures when due, then a holder of preferred securities may, on or after the date that such payment was due, institute a proceeding directly against us for enforcement of payment on the junior subordinated debentures having a principal amount equal to the total liquidation amount of the preferred securities held by that holder. We refer to such proceeding as a "direct action". In connection with a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of junior subordinated debentures.

  Remedies of Holders of Common Securities

     The holder of the common securities will be deemed to have waived any trust enforcement event regarding the common securities until all trust enforcement events regarding the preferred securities have been cured, waived or otherwise eliminated. Until such a trust enforcement event has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee regarding remedies under the relevant declaration of trust, and, therefore, the indenture.

LIMITATION ON CONSOLIDATIONS, MERGERS AND SALE OF ASSETS

     None of the Trusts may consolidate, merge with or into, or sell or lease substantially all of its properties and assets to any corporation or other entity, unless:

     - a majority of the regular trustees consent to such a transaction;

     - the successor assumes all of the obligations of the Trust regarding the preferred securities, or substitutes other securities for the preferred securities with substantially the same terms and other provisions as the preferred securities (which we refer to as "Successor Securities"), and regarding the Trustees;

     - if Successor Securities are issued, these securities are listed on the same national securities exchange on which the preferred securities were listed;

     - the transaction does not cause the preferred securities or the Successor Securities to be downgraded by a national ratings organization;

     - such transaction does not adversely affect the rights of the holders of the preferred securities in any material respect;

     - following the transaction, the Trust would not have to register as an "investment company" under the Investment Company Act of 1940;

     - we, or a successor which will own all of the common securities of the Trust or its successor, will guarantee the preferred securities, or the Successor Securities, to the same extent as the preferred securities are guaranteed by the guarantee;

     - the Trust would continue to be classified as a grantor trust for United States federal income tax purposes, unless each holder of preferred securities consents to such a change; and

     - the holders of the preferred securities would continue to be treated as owning an undivided beneficial interest in the assets of the Trust, unless each holder of the preferred securities consents to such a change.

PAYING AGENT

     Unless the applicable prospectus supplement states otherwise, if any preferred securities are not in the form of global securities each Trust will maintain in the Borough of Manhattan, The City of New York, an office or agency where the preferred securities may be presented for payment by a paying agent.

     Each Trust may appoint a paying agent and may appoint one or more additional paying agents in such other locations as it may determine and change any paying agent without prior notice to the holders of preferred securities. Each Trust, or any of its affiliates, may act as paying agent regarding any series of preferred securities. Unless the applicable prospectus supplement states otherwise, the property trustee will act as paying agent for each series of preferred securities. If the property trustee will no longer act as the paying agent, the regular trustees may appoint a successor, which will be a bank or trust company acceptable to us, to act as paying agent.

TRANSFER OF PREFERRED SECURITIES

     For each issue of preferred securities, the property trustee will keep a security register to provide for the transfer and registration of transfer of preferred securities. The following provisions apply to the transfer of preferred securities which are not issued in book-entry form:

     - Holders of any issue of preferred securities may exchange their securities for an equal principal amount of other preferred securities of different authorized denominations of the same issue and with the same terms.

     - No service charge will be made for any registration of transfer or exchange of securities, but the Trust may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of securities.

     - If the preferred securities are to be redeemed in part, the Trust will not be required:

          - to issue, register the transfer of or exchange any securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such securities selected for redemption and ending at the close of business on the day of such mailing; or

          - to register the transfer or exchange of any preferred security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

GLOBAL SECURITIES

     The preferred securities of any issue may be issued in the form of one or more global securities. Preferred securities of any issue will no longer be eligible to be represented in the form of a global security and will be registered in definitive form if one of the following events occurs:

     - if at any time the depositary notifies the applicable Trust that it is unwilling or unable under the Securities Exchange Act of 1934 and other applicable law to continue as depositary or if at any time it will no longer be eligible, in each case if a successor depositary is not appointed within 90 days after the applicable Trust receives notice or becomes aware of this ineligibility; or

     - the applicable Trust, in its sole discretion, may determine that the preferred securities issued in the form of one or more global securities will no longer be represented by a global security.

     For more information regarding the issuance of global securities and the depositary arrangements for them, see the applicable prospectus supplement.

  Registration of Global Securities

     If the preferred securities are to be issued in the form of one or more global securities, then a regular trustee on behalf of the applicable Trust will execute and the property trustee will cause the global securities to be registered in the name of the depositary for these global securities or its nominee.

  Registration of Preferred Securities in Definitive Form

     Preferred securities not represented by a global security which are issued in exchange for all or a part of a global security will be registered in such names and in such authorized denominations as the depositary, pursuant to instructions from its direct or indirect participants or otherwise, will instruct the property trustee. Upon execution and authentication, the property trustee will deliver the preferred securities not represented by a global security to the persons in whose names such definitive preferred securities are so registered. The preferred securities that are not initially represented by a global security may be exchanged or transferred for part of a global security pursuant to the instructions and procedures of the depositary.

  Reliance on The Depositary by the Trusts and Property Trustee

     In connection with each issue of preferred securities, the applicable Trust and property trustee may for all purposes, including the making of payments due on these preferred securities, deal with the depositary as the authorized representative of the holders of these preferred securities for the purpose of exercising the rights of these holders. The rights of the owner of any beneficial interest in a global security will be limited to those established by law and agreements between such owners and depository participants or Euroclear and Cedel; provided that no such agreement will give any rights to any person against the applicable Trust or property trustee without the written consent of these parties.

  Transfer of Beneficial Interests in Global Securities

     Global securities may not be transferred as a whole except under the following circumstances:

     - by the depositary to a nominee of the depositary;

     - by a nominee of the depositary to the depositary or another nominee of the depositary; or

     - by the depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

     Interests of beneficial owners in a global security may be transferred or exchanged for preferred securities not represented by a global security and preferred securities not represented by a global security may be transferred or exchanged for global securities in accordance with rules of the depositary.

AMENDMENTS

  Amendments Without Consent of Holders of Preferred Securities

     Each declaration of trust may be amended without the consent of the holders of the preferred securities:

     - to cure any ambiguity;

     - to correct or supplement any provisions in the declaration of trust that may be defective or inconsistent with any other provision in the relevant declaration of trust;

     - to add to our covenants, restrictions or obligations, as sponsor of the Trusts;

     - to conform to any change in Rule 3a-5 under the Investment Company Act of 1940 or written change in interpretation or application of Rule 3a-5 under the Investment Company Act of 1940 by any legislative body, court, government agency or regulatory authority; or

     - to modify, eliminate or add to any provisions as necessary to the relevant declaration of trust to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any preferred securities or common securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act of 1940;

provided that any action described in this sentence may be taken only if it does not adversely affect in any material respect the rights of the holders of preferred securities or common securities

  Amendment With Consent of Holders of Preferred Securities and Common
Securities

     Without the consent of each holder of the preferred securities and the common securities, the relevant declaration of trust may not be amended to:

     - change the amount or timing of any distribution of the preferred securities and the common securities or otherwise adversely affect the amount of any distribution required to be made on the preferred securities and the common securities;

     - restrict the right of a holder of preferred securities to institute suit for the enforcement of any payment owed on these securities; or

     - change the voting requirements and other provisions relating to amendments.

     Without the consent of 66 2/3% of the holders of outstanding preferred securities and common securities voting as a single class, the relevant declaration of trust may not be amended to:

     (1) adversely affect the powers, preferences or special rights of the preferred securities and the common securities; or

     (2) result in the dissolution, winding-up or termination of the applicable Trust other than pursuant to the terms of the relevant declaration of trust;

provided that, if any amendment or proposal referred to in clause (1) above would adversely affect only the preferred securities or the common securities, then only the affected class will be entitled to vote on such amendment or proposal.

  Amendments With Consent of Holders of Common Securities

     Without the consent of the holders of a majority in liquidation amount of the common securities, the relevant declaration of trust may not be amended to change the rights of the holders of the common securities to increase or decrease the number of, and appoint and remove trustees.

PROVISIONS THAT MAY NOT BE AMENDED

     Under no circumstances may the following provisions of the relevant declaration of trust be amended:

     - to cause the applicable Trust to be classified other than as a grantor trust for United States federal income tax purposes;

     - to reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act of 1939; and

     - to cause the applicable Trust to be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940.

MEETINGS OF THE HOLDERS OF SECURITIES

  Meetings

     The regular trustees of a Trust may call a meeting of the holders of the securities on any matter on which these securities are entitled to act under the relevant declaration of trust. In addition, the holders of at least 10% in liquidation amount of issue of preferred securities may direct the regular trustees to call such a meeting. The regular trustees are required to give notice of any such meeting at least 7 days but not more than 60 days before the date of that meeting. The regular trustees, in their sole discretion, will establish all other provisions relating to meetings of holders of preferred securities not stated below.

  Action by Written Consent

     Whenever a vote, consent or approval of the holders of preferred securities is permitted or required, that vote, consent or approval may be given at the meeting. Any action that may be taken at a meeting of these holders may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is signed by the holders owning not less than the minimum amount of preferred securities in liquidation amount that would be necessary to authorize or take such action at the meeting itself.

  Proxies

     Each holder of a preferred security may authorize any person to act for it by proxy on all matters but proxies will not be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy will be revocable at the pleasure of the holder of preferred securities executing the proxy. Except as otherwise provided herein, all matters relating to the giving, voting or validity of proxies will be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the applicable Trust were a Delaware corporation and the holders of the preferred securities were stockholders of a Delaware corporation.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee serves as a trustee under indentures for other debt of ours.

     The trustee may, from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

GOVERNING LAW

     Each declaration of trust and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                         DESCRIPTION OF THE GUARANTEES

     The following description of the terms and provisions of the guarantees summarizes certain general terms that will apply to each guarantee that we deliver in connection with a series of preferred securities. This description is not complete, and we refer you to the form of the guarantee agreement, a copy of which we filed as an exhibit to the registration statement of which this prospectus is a part.

     When a Trust issues a series of its preferred securities, we will execute and deliver a guarantee of that series of preferred securities under a guarantee agreement for the benefit of the holders of these preferred securities. Only one guarantee will be issued by us in connection with the issuance of preferred securities by the applicable Trust. Each guarantee agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, The Chase Manhattan Bank will act as indenture trustee under each guarantee agreement. The guarantee trustee will hold each guarantee for the benefit of the holders of the preferred securities of the applicable Trust.

SPECIFIC TERMS OF THE GUARANTEES

     Except as stated in the applicable prospectus supplement, we will irrevocably and unconditionally agree to pay in full the following payments or distributions on each corresponding series of preferred securities, to the extent that they are not paid by, or on behalf of, the applicable Trust:

     - any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the applicable Trust has sufficient funds available for those payments at the time;

     - the redemption price regarding any preferred securities called for redemption, to the extent that the applicable Trust has sufficient funds available for those redemption payments at such time; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of the applicable Trust, unless the corresponding series of junior subordinated debentures are distributed to holders of the preferred securities, the lesser of:

        - the total liquidation amount of the preferred securities and all accumulated and unpaid distributions on them to the date of payment; and

        - the amount of assets of the applicable Trust remaining available for distribution to holders of the preferred securities.

     Our obligation to make the payments described above under the guarantee may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the applicable Trust to pay such amounts to these holders. In addition, our obligation to make the payments described above will exist regardless of any defense, right of setoff or counterclaim that the applicable Trust may have or assert.

     Each guarantee will apply only to the extent that the applicable Trust has sufficient funds available to make the required payments. If we do not make interest payments on the junior subordinated debentures held by the applicable Trust, then the Trust will not be able to pay distributions on the preferred securities issued by the Trust and will not have funds legally available for these payments.

NATURE OF THE GUARANTEE

     We will, through the relevant declaration of trust, the guarantee, the junior subordinated debentures and the indenture, taken together, fully and unconditionally guarantee the applicable Trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the applicable Trust's obligations under the preferred securities.

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. In addition, each guarantee will not be discharged except by payment of the amounts due under it in full to the extent they have not been paid by the applicable Trust or upon distribution of junior subordinated debentures to the holders of the preferred securities in exchange for all of these preferred securities.

SUBORDINATION OF COMMON SECURITIES

     We also will irrevocably and unconditionally guarantee the obligations of the applicable Trust regarding that Trust's common securities to the same extent as our guarantee of the applicable preferred securities, except that upon the occurrence and the continuation of a trust enforcement event regarding the applicable Trust, holders of these preferred securities will have priority over holders of the common securities regarding distributions and payments on liquidation, redemption or otherwise.

RANKING

     Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our other liabilities to the same extent as the junior subordinated debentures.

     The guarantees will not place a limitation on the amount of additional senior debt that may be incurred by us.

CERTAIN COVENANTS OF PROVIDENT FINANCIAL GROUP

     In general, we will covenant in each guarantee that, so long as any preferred securities issued by a Trust remain outstanding, if

     - there shall have occurred any event of default under the indenture regarding the applicable series of junior subordinated debentures;

     - we shall be in default regarding our payment of any obligations under the related guarantee; or

     - we shall have given notice of our election to defer interest payments on the junior subordinated debentures, if applicable, as described in the prospectus supplement relating to the applicable series of preferred securities and we shall not have rescinded that notice or begun making such payments, then we will not, and will not permit any subsidiary to, do the following:

     - to declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock; or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a par with or junior to the junior subordinated debentures or make any payments regarding any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks on a par with or junior to these junior subordinated debentures.

At any time, however, we may do the following:

     - pay dividends or make distributions in our common stock;

     - make payments under the applicable guarantee made by us regarding preferred securities of the applicable Trust;

     - declare a dividend in connection with the implementation of a shareholders' rights plan, or issue stock under any such plan in the future, or redeem or repurchase any rights issued pursuant to such a plan; and

     - purchase common stock related to the issuance of common stock or rights under any of our benefit plans.

AMENDMENTS

     Unless otherwise specified in the applicable prospectus supplement, each guarantee may be amended under the following circumstances:

     - no consent of holders will be required regarding changes to the guarantee that do not materially adversely affect the rights of holders of the applicable preferred securities; and

     - no other amendments to the guarantee may be made without the prior approval of the holders of not less than a majority of the total liquidation amount of the outstanding preferred securities to which the guarantee relates.

     The manner of obtaining the necessary approvals to amend a guarantee are the same as for holders of the preferred securities, which are described under "Description of the Trust Preferred Securities -- Meetings of the Holders of Securities" on page 27 of this prospectus.

ASSIGNMENT

     All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related preferred securities then outstanding.

EVENTS OF DEFAULT AND REMEDIES

     An event of default under a guarantee will occur upon our failure to make any of our payments or perform any of our other obligations under it.

     The holders of not less than a majority in total liquidation amount of the preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under such guarantee.

     If the guarantee trustee fails to enforce a guarantee, then any holder of the corresponding series of preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under that guarantee, without first instituting a legal proceeding against the applicable Trust that issued the preferred securities, the guarantee trustee or any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of a guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee. After a default under the guarantee, which has not been cured or waived, that is actually known to a responsible officer of the guarantee trustee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of preferred securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by such action.

TERMINATION OF THE GUARANTEES

     Each guarantee will terminate upon any of the following events:

     - full payment of the redemption price of all preferred securities of the applicable Trust;

     - full payment of the amounts payable upon liquidation of the applicable Trust; or

     - distribution of the junior subordinated debentures held by the applicable Trust to the holders of the preferred securities of the Trust in exchange for all of the preferred securities of the Trust.

Each guarantee will continue to be effective or will be reinstated, if at any time any holder of related preferred securities issued by the applicable Trust is required to restore payment of any sums paid under the applicable preferred securities or the guarantee.

GOVERNING LAW

     The guarantees will be governed by the laws of the State of New York, including any matters of interpretation under them.

                       DESCRIPTION OF CAPITAL SECURITIES

     The following is a summary of the provisions of Ohio General Corporation Law and Provident Financial's Articles of Incorporation and Code of Regulations which govern the terms of Provident Financial's common stock.

COMMON STOCK

     Our Articles of Incorporation authorize the issuance of 110,000,000 shares of common stock. At September 30, 1999 approximately 4,000 record holders owned the 42,680,758 outstanding shares, all of which are fully paid, validly issued and non-assessable.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders may cumulate their votes when electing directors.

     Holders of our common stock are entitled to share in the dividends that the board of directors validly declares from legally available funds. If we liquidate, holders of our common stock also are entitled to participate ratably in the assets remaining after we pay our liabilities and preferred stock liquidation preferences.

     Holders of our common stock do not have preemptive rights or other rights to subscribe for purchase additional shares of any class of stock or any other securities of ours. Our common stock has no redemption or sinking fund provisions. Approving amendments to the Articles of Incorporation, mergers, reorganizations and similar transactions requires the vote of the holders of two-thirds of all outstanding shares of our common stock. The Provident Bank serves as Registrar and Transfer Agent for our common stock.

PREFERRED STOCK

     Our Articles of Incorporation authorize 5,000,000 shares of preferred stock which may be issued from time to time in series that have been designated preferences, rights, qualifications and limitations that the board of directors, in its sole discretion, may determine. The board of directors can give preferred stock both voting and conversion rights which would affect the voting power and equity of holders of our common stock. Preferred stock could also have preference to our common stock with respect to dividend and liquidation rights. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of us. We have 70,272 shares of preferred stock, designated as our Series D Preferred Stock, outstanding. Each share has a stated and liquidation value of $100, is convertible into 14.0625 shares of our common stock, and pays an annual dividend equal to the dividend payable on 14.0625 shares of our common stock.

                           CERTAIN TAX CONSIDERATIONS

     The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.

                              PLAN OF DISTRIBUTION

     We or the Trusts may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the offered securities and the proceeds to us or the Trusts from such sale;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which such offered securities may be listed.

     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected through the Nasdaq National Market system, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, we or the Trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by us or the Trusts to one or more institutional purchasers, or through agents designated by us or the Trusts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we or the Trusts will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or the Trusts at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

     Each series of offered securities other than common stock will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                              ERISA CONSIDERATIONS

     Our subsidiaries provide services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, we and any direct or indirect subsidiary of ours may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which we or any direct or indirect subsidiary of ours is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

     Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, will act as legal counsel to us and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Certain matters of Delaware law relating to each Trust will be passed upon for the Trusts and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Unless otherwise stated in a prospectus supplement, United States federal income taxation matters will also be passed upon for us and the Trusts by Keating, Muething & Klekamp, P.L.L. Members of Keating, Muething & Klekamp, P.L.L. participating in this engagement own approximately 115,000 shares of our common stock. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.

                                    EXPERTS

     The consolidated financial statements of Provident Financial Group, Inc. appearing in Provident Financial's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  $75,000,000

                        PROVIDENT FINANCIAL GROUP, INC.

                                  % SENIOR NOTES DUE 2032

                          ----------------------------

                             PROSPECTUS SUPPLEMENT
                                           , 2002
                          ----------------------------

                                LEHMAN BROTHERS

                           A.G. EDWARDS & SONS, INC.

                           MCDONALD INVESTMENTS INC.

                             PRUDENTIAL SECURITIES

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

                            [LEHMAN BROTHERS GLOBE]